                               CUSTODY AGREEMENT




     THIS CUSTODY AGREEMENT is made on November ____, 1997 between COMMUNITY INVESTMENT PARTNERS III L.P., LLLP, a limited partnership organized under the laws of Missouri and registered as a limited liability limited partnership (the "Partnership"), and COMMERCE BANK, N.A., a national association ("Commerce").



     WHEREAS, the Partnership desires that its Securities (as hereinafter defined) and cash shall be hereafter held and administered by Commerce pursuant to the terms of this Agreement:
     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Partnership and Commerce agree as follows:


                                   ARTICLE I

                                 GENERAL TERMS

     Section 1.1 Definitions. The word "Securities" as used herein includes stocks, shares, bonds, debentures, notes, mortgages or other obligations and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.


     The words "Officer's Certificate" shall mean a request, direction or certification in writing signed in the name of the Partnership by an officer of a general partner, general partner or a designated employee of CIP Management L.P., LLLP, the Partnership's management company (the "Management Company"), whose name(s) and signature(s) are covered by the most recent certified resolution and incumbency and signature certificate delivered by the Partnership to Commerce pursuant to Section 1.4 hereof.



     Section 1.2 Appointment. The Partnership hereby appoints Commerce as custodian of all its Securities and cash, and Commerce agrees to act as such upon the terms and conditions herein set forth.


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     Section 1.3  Delivery.  The Partnership will cause to be delivered to

Commerce all of its portfolio Securities and cash and will deliver or cause to be delivered to Commerce from time to time all Securities and cash hereafter acquired by the Partnership, which Securities Commerce shall keep safely as custodian for the Partnership and which cash shall be deposited with Commerce for the account of the Partnership. These Securities and cash held by Commerce shall at all times be subject to the instructions of the Partnership as set forth in an Officer's Certificate or an Officer's Certificate accompanied by a certificate of a general partner of the Partnership pursuant to the terms of this Agreement.

     Section 1.4 Names, Titles and Signatures of the Management Company's Officers. The Partnership will certify to Commerce a resolution indicating the names and signatures of the persons authorized to sign under Section 1.1 hereof, together with any changes which may occur from time to time. In the event that any person named in the most recent certification shall cease to be an officer of a general partner, general partner or employee of the Management Company, the Partnership will furnish Commerce with an Officer's Certificate advising it to that effect. In the absence of such Officer's Certificate, Commerce shall be entitled to rely, as aforesaid, upon the names and signatures
given in said most recent certification.        ARTICLE II

                       RECEIPT AND DISBURSEMENT OF MONEY

     Section 2.1 Accounts. Commerce shall open and maintain a separate account or accounts in the name of the Partnership, subject only to draft or order by Commerce acting pursuant to the terms of this Agreement. Commerce shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Partnership.

     Section 2.2 Disbursements. Commerce shall make payments of cash to, or for the account of, the Partnership from such cash only:

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          (a)  upon the purchase of Securities for the portfolio of the
Partnership and the delivery of such Securities to Commerce, registered in the name of the Partnership or of the nominee of Commerce referred to in Section
3.4 or in proper form for transfer;

          (b) for the payment of interest, dividends, taxes, management or supervisory fees or operating expenses (including, without limitation thereto, fees and expenses for printing, legal, accounting and auditing services);

          (c) for payments in connection with the conversion, exchange or surrender of Securities owned or subscribed to by the Partnership held by or to be delivered to Commerce;

          (d) for deposit in a commercial account or accounts as may be designated by the Partnership, and for subsequent withdrawal by the Partnership or its disbursing agent or agents, available funds in amounts necessary for the payment of such distributions to limited partners as may from time to time be declared by the General Partners of the Partnership; or

          (e)  for other proper Partnership purposes.

     Section 2.3 Officers' Certificates. Before making any such payment Commerce shall receive (and may rely upon) an Officer's Certificate requesting such payment and stating that it is for the purpose permitted under the terms of items (a), (b), (c) or (d) of Section 2.2. In respect of item (e), Commerce will take such action only upon receipt of an Officer's Certificate, accompanied by a certificate of a general partner of the Partnership, specifying the amount of such payment, setting forth the purpose for which such payment is to be made (which may include the purchase of venture capital investments), declaring such purpose to be a proper purpose of the Partnership, and naming the person or persons to whom such payment is to be made.

     Section 2.4 Checks, Drafts and Other Orders. Commerce is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by Commerce for the account of the Partnership. Without an Officer's Certificate from the Partnership, Commerce shall make cash disbursements for expenses in handling Securities, including stamp taxes, and other similar items in




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connection with its duties under this Agreement and including the reimbursement of Commerce for its out-of-pocket expenses incurred in the performance of its duties hereunder and Commerce shall advise the Partnership once each business day of disbursements so made.


                                  ARTICLE III

                                   SECURITIES
     Section 3.1 Receipt of Securities. Commerce shall hold in a separate account, pursuant to the provisions hereof, all Securities received by it from or for the account of the Partnership. All such Securities are to be held or disposed of by Commerce for, and subject at all times to the instructions of the Partnership as set forth in an Officer's Certificate pursuant to the terms of this Agreement.

     Section 3.2 Transfer, Exchange, Redelivery, Etc. of Securities. Commerce shall have sole power to release or deliver any Securities of the Partnership held by it pursuant to this Agreement. Commerce agrees to transfer, exchange or deliver Securities held by it hereunder only:
          (a) upon sales of such Securities for the account of the Partnership and simultaneous receipt by Commerce of payment thereof;

          (b) when such Securities are called, redeemed or otherwise become payable;

          (c) for examination by any broker selling any such Securities in accordance with "street delivery" custom;

          (d) in exchange for or upon conversion into other Securities alone or other Securities and cash whether pursuant to any plan of merger, consolidation, reorganization, recapitalization or readjustment, or otherwise;

          (e) upon conversion of such Securities pursuant to their terms into other Securities;

          (f) upon exercise of subscription, purchase or other similar rights represented by such Securities;




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



          (g) for the purpose of exchanging interim receipts or temporary Securities for definitive Securities; or

          (h)  for other proper Partnership purposes.

     As to any deliveries made by Commerce pursuant to items (b), (d), (e), (f) and (g), Securities or cash receivable in exchange therefor shall be deliverable to Commerce.

     Section 3.3 Officer's Certificates. Before making any such transfer, exchange or delivery Commerce shall receive (and may rely upon) an Officer's Certificate requesting such transfer, exchange or delivery and stating that it is for a purpose permitted under the terms of items (a), (b), (c), (d), (e),
(f) or (g) of Section 3.2 and also in respect of item (h) Commerce will take such action only upon receipt of an Officer's Certificate, accompanied by a certificate of a General Partner of the Partnership, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper Partnership purpose, and naming the person or persons (each of whom shall be stated in such certificate to be an officer or employee of the Management Company or one of its general partners) to whom delivery of such Securities shall be made.

     Section 3.4 Registration of Securities. Except as otherwise directed by an Officer's Certificate, Commerce shall register all Securities, except such as are in bearer form, in the name of the Partnership in care of the custodian and shall execute and deliver all such certificates in connection therewith as may be required by such laws or regulations or under the laws of any State.
Commerce shall use its best efforts to the end that the specific Securities held by it hereunder shall be at all times identifiable in its records.

     The Partnership shall from time to time furnish to Commerce appropriate instruments to enable Commerce to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any Securities which it may hold for the account of the Partnership and which may from time to time be registered in the name of the Partnership.




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     Section 3.5  Voting and Other Action.  Neither Commerce nor any nominee of
Commerce shall vote any of the Securities held hereunder by or for the account of the Partnership, except in accordance with the instructions contained in an Officer's Certificate. Commerce shall promptly deliver, or cause to be promptly executed and delivered, to the Partnership all notices, proxies and proxy soliciting materials with relation to such Securities, such proxies to be executed by the registered holder of such Securities (if registered otherwise than in the name of the Partnership), but without indicating the manner in which such proxies are to be voted.

     Section 3.6 Transfer Tax and Other Disbursements. The Partnership shall pay or reimburse Commerce from time to time for any transfer taxes payable upon transfers of Securities made hereunder, and for all other necessary and proper disbursements and expenses made or incurred by Commerce in the performance of this Agreement.

     Commerce shall, at the direction of the Partnership, execute and deliver such certificates as are provided the Partnership in connection with Securities delivered to it or by it under this Agreement as may be required under the provisions of the Internal Revenue Code and any regulations of the Treasury Department issued thereunder, or under the laws of any State, to exempt from taxation any exemptible transfers and/or deliveries of any such Securities.





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                                   ARTICLE IV

                          OTHER RIGHTS AND OBLIGATIONS

     Section 4.1 Reorganization or Liquidation, Etc. of the Partnership. In the case of the following transactions, not in the ordinary course of business, namely the merger or consolidation or similar reorganization of the Partnership and another business development or investment company or other entity; the sale by the Partnership of all, or substantially all of its assets to another business development or investment company or other entity; or the liquidation or dissolution of the Partnership and distribution of its assets; Commerce shall deliver the Securities held by it under this Agreement and disburse cash only upon receipt of an Officer's Certificate together with advice of counsel reasonably satisfactory to Commerce (who may be counsel for the Partnership) to the effect that all necessary Partnership action theretofore has been taken, or, concurrently with Commerce action, will be taken. In no event, however, shall Commerce as custodian be deemed to be the agent of the Partnership for purposes of merger, consolidation, reorganization, sale of assets, liquidation or dissolution.

     Section 4.2  Commerce Acts Not Requiring Officer's Certificate.

          (a) Unless and until Commerce receives an Officer's Certificate to the contrary, Commerce shall:
                  (i) Present for payment all coupons and other income items held by it for the account of the Partnership which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Partnership;

                  (ii) Hold for the account of the Partnership hereunder all stock dividends, rights and similar Securities issued with respect to any Securities held by it hereunder; and

                  (iii) At the direction of the Partnership, execute as agent on behalf of the Partnership all necessary ownership certificates as are provided by the Partnership required by the Internal Revenue Code or the income tax regulations of the United States Treasury Department or under the laws of any State now or hereafter in effect, inserting the Partnership's name on such certificates as the owner of the Securities covered thereby, to the extent it may lawfully do so.


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          (b)  With respect to Securities of foreign issue, while Commerce will use its best efforts to collect any moneys which may to its knowledge become collectible arising from such Securities, including dividends, interest and other income, and to notify the Partnership of any call for redemption, offer of exchange, right of subscription, reorganization or other proceedings affecting such Securities, it is understood that Commerce shall be under no responsibility for any failure or delay in effecting such collections or giving such notices, whether or not relevant information is published in any financial service available to it.

          (c) Commerce shall not be under any obligation or duty to take action to effect collection of any amount, if the Securities (domestic or foreign) upon which such amount is payable are in default and payment is refused after due demand or presentation. Commerce will, however, promptly notify the Partnership in writing of such default and refusal to pay.

     Section 4.3  No Obligation.

          (a) Commerce shall be under no duty or obligation to inquire into and shall not be liable for:

                  (i) the validity of the issue of any Securities purchased by or for the Partnership, the legality of the purchases thereof or the propriety of the amount paid therefor;

                  (ii) the legality of any sale of any Securities by or for the Partnership or the propriety of the amount for which the same are sold;

                  (iii) the legality of an issue or sale of any units of limited partnership interest of the Partnership or the sufficiency of the amount to be received therefor;

                  (iv) the legality of the repurchase of any units of limited partnership interest of the Partnership or the propriety of the amount to be paid therefor;

                  (v) the legality of the declaration of any distribution by the Partnership or the legality of the issue of any Securities held by the Partnership as a payment in kind of such distribution; and

                  (vi) any property or moneys of the Partnership unless and until received by it, and any such property or moneys delivered or paid by it pursuant to the terms hereof.


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





          (b) Commerce shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the account of the Partnership are such as may properly be held by the Partnership under the provisions of its Agreement of Limited Partnership, as amended or restated from time to time, any federal or state statutes or any rule or regulation of any governmental agency.

     Section 4.4 Reports by Commerce. Commerce shall furnish the Partnership quarterly, or on such other basis, whether daily, weekly, or monthly, as the Partnership may request, with advice of all transactions and entries for the account of the Partnership, reflected on a daily basis. Commerce shall furnish the Partnership, at the close of each quarter of the Partnership's fiscal year (which is December 31), with a list of the Securities held by it for the Partnership hereunder. The books and records of Commerce pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by officers of and auditors employed by the Partnership, its general partners or their partners.


     Section 4.5 Compensation. The Partnership shall pay to Commerce compensation for its services under this Agreement in accordance with the schedule of charges heretofore agreed upon and attached hereto as Exhibit A, or in accordance with any amended schedule of charges which may in the future be substituted therefore by mutual agreement.


     In the event of any advance of cash for any purpose made by Commerce pursuant to an Officer's Certificate as hereinabove specified, or in the event that Commerce or its nominee shall incur or be assessed any taxes, charges, expenses (including counsel fees), assessments, claims or liabilities in connection with the performance of this Agreement, the Partnership shall indemnify and reimburse Commerce therefor and any property at any time held for the account of the Partnership shall be security therefor.

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





                                   ARTICLE V

                            DURATION AND TERMINATION

     Section 5.1 Termination. This Agreement may be terminated at any time without penalty by written notice delivered by either party to the other.

     Section 5.2 Effective Date. The effective date of termination shall be as specified in such notice, except that at the option of Commerce or the Partnership, the effective date of the termination may be postponed to a date not more than sixty (60) days from the date of the delivery of such notice in order to give Commerce an opportunity to prepare for the transfer of the Partnership's assets, or to give the Partnership an opportunity to make suitable arrangements for a successor custodian.

     Section 5.3 Acts Upon Termination. Upon termination of this Agreement, Commerce shall deliver at its office all Securities and cash held by it to such bank or trust company eligible to serve as custodian as the Partnership may designate, unless the Partnership shall have furnished to Commerce an Officer's Certificate advising that a successor custodian cannot be found willing and able to act upon reasonable and customary terms and that there has been submitted to the limited partners of the Partnership the question of whether the Partnership shall be liquidated. In that event the said Securities and cash shall be delivered subject as aforesaid, in accordance with such action as has been approved by the requisite vote of limited partners upon receipt of a copy of the minutes of the meeting of limited partners at which such action was taken, certified by a General Partner of the Partnership.

     Section 5.4 Eligibility of Custodian. A bank or trust company shall be deemed eligible to serve as custodian for the purpose of this paragraph if it is authorized under the laws of the United States, or the State in which it has its corporate existence, to act as custodian and it has a reported capital, surplus and undivided profits aggregating not less than $4,000,000 with respect to which Commerce shall be entitled to rely upon the certificate of an officer of such bank or trust company.

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                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1 Indemnification and Liability. Commerce shall not incur liability to anyone and shall be indemnified and held harmless by the Partnership from and against all liability, claims, demands, actions, suits, costs or expense (including the fees of its counsel) for anything done or suffered by Commerce in good faith in accordance with an Officer's Certificate or pursuant to the terms of this Agreement. Commerce may apply for and obtain the advice and opinion of counsel to the Partnership or its own counsel with respect to questions of law and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion. In the performance of its duties hereunder, Commerce shall be held only to the exercise of reasonable care and diligence. Commerce shall be protected in any action taken or omitted by it in reliance upon an Officer's Certificate, notice, request, certificate or other instrument reasonably believed by it to be genuine.

     Section 6.2 Notice. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto shall be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:
                In the case of the Partnership:

                Community Investment Partners III L.P., LLLP
                12555 Manchester Road
                St. Louis, Missouri  63131
                Attention:  Daniel A. Burkhardt

                In the case of Commerce:


                Commerce Bank, N.A.
                Corporate Trust Department, 6th Floor
                922 Walnut, TBMZ-6
                Kansas City, Missouri 64106
                Attention: Tim Bergeson


or at such other place as such party may from time to time designate in writing.

     Section 6.3 Assignment. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this



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

Agreement shall not be assignable by the Partnership without the written consent of Commerce or by Commerce without the written consent of the Partnership.

     Section 6.4 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Missouri.

     Section 6.5 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and such counterparts together shall constitute but one instrument.


     Section 6.6 Additional Provisions. The terms and provisions of Exhibit B are hereby incorporated herein.


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     IN WITNESS WHEREOF, the parties hereto have caused this Custody Agreement to be executed and the corporate seal of Commerce to be affixed hereto as of the date first above written by their respective officers thereunder duly authorized.

                         COMMUNITY INVESTMENT PARTNERS III L.P., LLLP

                                By: CIP Management L.P., LLLP, its Managing
                                       General Partner

                                       By: CIP Management, Inc., its Managing
                                               General Partner


                                               By:
                                                   ----------------------------
                                               Name:   Daniel A. Burkhardt
                                               Title:  President



                         COMMERCE BANK, N.A.

                                By:
                                   -----------------------------------

                                Name:  William E. Ekey

                                Title: Vice President




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
                                  EXHIBIT A

                             SCHEDULE OF CHARGES


        Acceptance and Set-up Fee               $   0
        Custody Fee - annual fee
                        No Assets               $  500
                        1-3 assets              $1,000
                        4-6 assets              $1,500
                        7-9 assets              $2,000
                     10 or more assets          $2,500


        Registrar                               $2.50/Name/year
        Transfers                               $2.25/each
        Payments/Distributions                  $.75/check
                Book entry only                 No Charge
        Labels                                  $50/set
        Escrow                                  $1,000/account


OTHER FEES AND CHARGES

Investments

Moneys invested in any of our "money market funds" are subject to an annual fee of .25% of the amount deposited. This fee is accounted for as a charge against money market fund earnings posted to the account each month. The daily interest rate we quote is the actual net interest rate in effect for that day. The interest rate on each of our money market funds is variable and is subject to adjustment daily.

For each "outside" money market fund utilized, an annual maintenance fee of $250 will be charged. This fee is in addition to any fee imposed by the fund itself.

If collateralized Repurchase agreements (Repos) or guaranteed investment contracts (GIC) are used and we are required to take possession of the collateral under the terms of the Repo or GIC, there will be an annual custody fee or $350 per collateral account required. If a third party will hold the collateral, this fee will not apply. No transaction fee will be charged.

Purchases, sales, processing maturities or calls of obligations of the United States or any of its agencies or obligations of the State or any of its political subdivisions are included in the administration fee, so there will be no additional charge for those transactions.

Out-of-pocket expenses

All out-of-pocket expenses, including but not limited to, attorneys' accountants' and other professional advisor's fees, supplies, shipping, postage, overnight safekeeping, travel and lodging, and long distance telephone charges will be in addition hereto. WE DO NOT ANTICIPATE THAT IT WILL BE NECESSARY TO RETAIN OUTSIDE COUNSEL FOR THIS ISSUE.


Extraordinary services

Fees for extraordinary services not specifically contemplated in this schedule will be based on the activity involved and will be charged at our regular hourly rates. We reserve the right to impose additional fees or adjustments when called upon to undertake additional duties or responsibilities.

Term of this fee schedule

The administration fee shall remain in effect for a minimum of three years. Fees will be subject to adjustment thereafter. Transaction charges, if any, will be based on the cost of providing the specific services and will not be subject to a cap.

Termination fee

If the account is terminated for any reason a termination fee of $500, plus expenses, will be charged.

Possession of funds included

The various incidental benefits available to our bank from the possession of funds have been considered in determining the fees set out in this proposal.

Payment policy

Unless otherwise agreed upon in writing, immediately available funds must be received actually and finally by Fed Funds wire no later than 10:00 a.m. the business day prior to each distribution date. Payments made by check should arrived at the office designated by us at lease five (5) days prior to each distribution date. A late fee of at least $100 will be charged for all payments received after our processing deadline. Payment amounts, rates and any other information necessary to calculate distributions must be delivered at least five days prior to any distribution date.

Conditions of acceptance

Acceptance of all new accounts is subject to

        1.      Receipt and review of governing documents;

        2.      Formal acceptance by the appropriate Trust Committee.

Fee payment dates

Fees will be billed semi-annually.

                                   EXHIBIT B


               GENERAL TERMS AND CONDITIONS FOR CUSTODY AGREEMENT


     The following provisions shall be part of the Custody Agreement to which this Exhibit is attached:

           1. The duties of Commerce shall be as expressed under the Agreement and Commerce shall have no implied duties. The permissive right or power to take any action shall not be construed as a duty to take action under any circumstances and Commerce shall not be liable except in the event of its negligence or willful misconduct.

           2. Commerce shall not be obligated to risk its own funds in the administration of the account and shall have a lien against any funds, securities or other property in its possession or control for its fees, expenses and advancements. Commerce need not take any action under the Agreement which may involve it in any expense or liability until indemnified to its satisfaction for any expense or liability it reasonably believes it may incur.

           3. Any recitals contained in the Agreement shall be deemed to be those of the Partnership and not those of Commerce.

           4. Unless specifically required by the Agreement, Commerce shall not be required to give any bond or surety or report to any Court despite any statute, custom or rule to the contrary.

           5. In the event Commerce becomes involved in litigation by reason of the administration of this agreement, it is hereby authorized to deposit with the Clerk of the Court in which the litigation is pending any and all funds, securities, or other property held by it under the Agreement, less its fees, expenses and advances, and shall stand fully relieved and discharged of any further duties. Also, in the event Commerce is threatened with litigation by reason of the Agreement, it is hereby authorized to file an interpleader action in any court of competent jurisdiction and to deposit with the Clerk of such Court any funds, securities, or other property held by it, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties.

           6. Unless specifically required by the terms of the Agreement, Commerce need not take notice of or enforce, any other document or relationship, including, without limiting the generality of the foregoing, any contract, settlement, arrangement, plan, assignment, pledge, release, decree or the like, but its duties shall be solely as set out in the Agreement.



           7. Commerce shall not be liable in any respect on account of identity, authority or rights of persons executing or delivering, or purporting to deliver, any Officer's, Certificate, notice, request, certificate, document or other instrument.




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